Exhibit 99.1

For:	Crocs, Inc.

Company Contact:	Peter Case/Chief Financial Officer
Tia Mattson/Public Relations Manager
(303) 848-7000

Investor/Media Contact:	Integrated Corporate Relations, Inc.
Investors: Chad Jacobs/Brendon Frey
Media: Michael Fox
(203) 682-8200

CROCS, INC. REPORTS FISCAL 2006 FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS
— Fourth Quarter Revenues Increased 236.0% to $112.9 Million vs. $33.6 Million Last Year —
— Company Reports 4Q06 Diluted EPS of $0.51 vs. $0.12 Last Year —
— Company Issues First Quarter 2007 Guidance —
— Company Raises Fiscal 2007 Revenue and EPS Growth Targets to 45+% from 30+% —

NIWOT, COLORADO — February 20, 2007 — Crocs, Inc. (NASDAQ: CROX) today reported the following record financial results for the fourth quarter ended December 31, 2006:

Fourth Quarter Highlights

•                  Revenues Increased 236.0% to $112.9 million versus $33.6 million in the fourth quarter of 2005.

•                  Net Income Increased 395.2% to $20.8 million versus $4.2 million in the fourth quarter of 2005.

•                  Diluted Earnings Per Share Increased 325.0% to $0.51 versus $0.12 in the fourth quarter of 2005.

Fiscal 2006 Highlights

•                  Revenues Increased 226.6% to $354.7 million compared to $108.6 million in fiscal 2005.

•                  Net Income Increased 278.8% to $64.4 million compared to $17.0 million in fiscal 2005.

•                  Diluted Earnings Per Share Increased 215.7% to $1.61 compared to $0.51 in fiscal 2005.

Revenues for the fourth quarter ended December 31, 2006 increased 236.0% to $112.9 million compared to $33.6 million for the fourth quarter ended December 31, 2005.  Revenue for the twelve months ended December 31, 2006 increased 226.6% to $354.7 million compared to $108.6 million for the twelve months ended December 31, 2005.  Net income for the fourth quarter ended December 31, 2006 was $20.8 million, or $0.51 per diluted share, compared to $4.2 million, or $0.12 per diluted share, for the same period in 2005.  Net income for the full year ended December 31, 2006 was $64.4 million, or $1.61 per diluted share, compared to $17.0 million, or $0.51 per diluted share, for the year ended December 31, 2005.

Gross profit for the fourth quarter ended December 31, 2006 was $65.1 million, or 57.7% of revenues, compared to $17.8 million, or 53.0% of revenues for the fourth quarter ended December 31, 2005.  Gross profit for the twelve months ended December 31, 2006 was $200.6 million, or 56.6% of revenues, compared to $60.8 million, or 56.0% of revenues for the twelve months ended December 31, 2005. Selling, general and administrative expenses for the fourth quarter ended December 31, 2006 was $34.6 million, or 30.6% of revenues, compared to $10.9 million, or 32.4% of revenues in the fourth quarter ended December 31, 2005. Selling, general and administrative expenses for the full year ended December 31, 2006 was $105.0 million, or 29.6% of revenues, compared to $33.9 million, or 31.2% of revenues in the year ended December 31, 2005.

Ron Snyder, President and Chief Executive Officer of Crocs, Inc. commented, “Our better than expected fourth quarter results were driven by strong retail sell-through of our entire product offering and represents a great finish to an important year for our Company. Throughout the quarter we witnessed ongoing demand for our classic footwear both here and abroad, coupled with growing consumer acceptance of our new styles. At the same time, our Collegiate and Disney collections are both off to a tremendous start which bodes well as we look to further expand and evolve our licensing programs. We enter the new year with great momentum evidenced by our heightened outlook for 2007.”

Guidance

For the first quarter of fiscal, 2007, the Company currently anticipates total revenues to range from $113 million to $117 million and projects its net income per diluted share to range from $0.47 to $0.49.

The Company also raised its fiscal 2007 revenue and diluted earnings per share growth targets to more than 45% over fiscal 2006, and up from the previous guidance of more than 30%.

Mr. Snyder concluded, “Fiscal 2006 was an incredibly rewarding period for Crocs on many levels beginning with our very successful initial public and follow-on offerings. Equally important, we made tremendous progress diversifying our product line, expanding our business both domestically and overseas, increasing our brand recognition, further building our infrastructure, and creating new vehicles for growth. We are very pleased with all we have accomplished over the past 12-months and move forward more excited than ever about the significant near- and long-term opportunities we believe exist for our company.”

Conference Call Information

A conference call to discuss fourth quarter and fiscal 2006 year-end financial results is scheduled for today (Tuesday, February 20, 2007) at 4:30 PM Eastern Time.  A webcast of the call will take place simultaneously and can be accessed by clicking the ‘Investor Relations’ link under the Company section on www.crocs.com or at www.viavid.net. To listen to the broadcast, your computer must have Windows Media Player installed.  If you do not have Windows Media Player, go to the latter site prior to the call, where you can download the software for free.

About Crocs, Inc:
Crocs, Inc. is a rapidly growing designer, manufacturer and retailer of footwear for men, women and children under the Crocs™ brand.

All Crocs™ brand shoes feature Crocs’ proprietary closed-cell resin, Croslite™, which represents a substantial innovation in footwear. The Croslite™ material enables us to produce soft, comfortable, lightweight, superior-gripping, non-marking and odor-resistant shoes. These unique elements make Crocs™ footwear ideal for casual wear, as well as for professional and recreational uses such as boating, hiking, hospitality and gardening. The versatile use of the material has enabled us to successfully market our products to a broad range of consumers.

In 2006, the company acquired Jibbitz LLC, a unique accessory brand with colorful snap-on products specifically suited for Crocs shoes. Today, more than 900 Jibbitz designs are available to consumers for personalizing and customizing their Crocs™ footwear.

Crocs™ are sold in more than 80 countries and come in a wide array of colors and styles. Please visit www.crocs.com for additional information.

Forward Looking Statements

The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements related to our future prospects and our expectations regarding our total revenues and net income per diluted share for the first quarter ending March 31, 2007 and year ending December 31, 2007.  These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to, the following: our limited operating history; our significant recent expansion; changing fashion trends; our reliance on market acceptance of the small number of products we sell; our ability to develop and sell new products; our limited manufacturing capacity and distribution channels; our reliance on third party manufacturing and logistics providers for the production and distribution of our products; our reliance on a single-source supply for certain raw materials; our management and information systems infrastructure; our ability to obtain and protect intellectual property rights; the effect of competition in our industry; the effects of seasonality on our sales; our ability to attract, assimilate and retain management talent; and other factors described in our annual report on Form 10-K under the heading “Risk Factors,” and our subsequent filings with the Securities and Exchange Commission.  Readers are encouraged to review that section and all other disclosures appearing in our filings with the Securities and Exchange Commission.  We do not undertake any obligation to update publicly any forward looking statement, including, without limitation, any estimate regarding revenues or earnings, whether as a result of the receipt of new information, future events, or otherwise.

Crocs, Inc.

Consolidated Statements of Operations

(In thousands, except share and per share data)

(unaudited)

	THREE MONTHS ENDED		YEAR ENDED
	December 31,		December 31,
	2006	2005	2006	2005

Revenues	$112,904	$33,560	$354,728	$108,581
Cost of Sales	47,810	15,741	154,158	47,773
Gross Profit	65,094	17,819	200,570	60,808

Selling, general and administrative expenses	34,648	10,857	104,992	33,916
Income from operations	30,446	6,962	95,578	26,892

Interest expense	345	231	878	611
Other income, net	(617)	(33)	(1,926)	(8)
Income before income taxes	30,718	6,764	96,626	26,289

Income tax expense	9,933	2,593	32,209	9,317

Net income	20,785	4,171	64,417	16,972

Dividends on redeemable convertible preferred shares	0	69	33	275
Net income attributable to common stockholders	20,785	4,102	64,384	16,697

Net income per share:
Basic	$0.53	$0.12	$1.73	$0.51
Diluted	$0.51	$0.12	$1.61	$0.51

Weighted average common shares:
Basic	39,150,500	25,858,239	37,299,200	25,493,577
Diluted	41,120,361	34,076,385	40,085,256	33,570,000

Crocs, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share data)

(unaudited)

	December 31,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$43,465	$4,787
Short-term investments	22,960	—
Accounts receivable, net	66,858	17,641
Inventories, net	86,210	28,494
Deferred tax assets	3,689	1,939
Prepaid expenses and other current assets	14,333	3,492

Total current assets	237,515	56,353

Property and equipment, net	33,272	14,765
Goodwill	11,717	336
Other intangibles, net	13,432	5,311
Deferred tax assets, net	1,280	1,084
Other assets	1,836	183

Total assets	$299,052	$78,032

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$43,389	$20,829
Accrued liabilities and other liabilities	31,109	8,178
Income taxes payable	12,140	8,697
Notes payable and current installments of long-term debt	541	8,601

Total current liabilities	87,179	46,305

Long-term debt	116	3,422
Deferred tax liabilities	2,013	1,772
Other liabilities	1,486	319

Total liabilities	90,794	51,818

Commitments and contingencies
Redeemable common shares, 8,410,320 shares issued and outstanding at December 31, 2005	—	1,800
Redeemable convertible preferred shares, par value $0.001 per share; 8,000,000 shares authorized 7,452,492 shares issued and outstanding in 2005 — preferences in liquidation of $5,500	—	5,500

Stockholders’ equity:
Common shares, par value $0.001 per share; 125,000,000 and 25,000,000 shares authorized, 39,340,709 and 17,449,699 shares issued and outstanding	39	17
Additional paid-in-capital	131,834	13,976
Deferred compensation	(5,702)	(12,364)
Retained earnings	81,081	16,697
Accumulated other comprehensive income	1,006	588

Total stockholders’ equity	208,258	18,914

Total liabilities and stockholders’ equity	$299,052	$78,032